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                                                                    EXHIBIT 23.3



                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement of Vivra Incorporated on Post-Effective Amendment No. 2 to Form S-4 (File No. 33-85736) dated April 25, 1996, Form S-8 (File No. 33-60513) dated June 23, 1995, Form S-8 (File No.
33-98246) dated August 17, 1994, and Amendment No. 1 to Form S-3 (File No. 33-80030) dated June 20, 1994, of our report dated April 26, 1996, covering our audit of the combined financial statements of Brennan, Martell and Mirmelli, M.D.'s, P.A. and Allergy & Asthma Institute of South Florida, P.A. as of and for the year ended February 29, 1996 included in the Form 8-K of Vivra Incorporated filed with the Securities and Exchange Commission.



Arthur Andersen LLP


Miami, Florida,
  April 26, 1996